Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Addex Therapeutics Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, with a nominal value of CHF 0.01 per share	Rule 457(c) and 457(h)	3,000,000	$0.12	$360,000	0.0001102	$39.67
Total Offering Amounts					$360,000		$39.67
Total Fee Offsets							—
Net Fee Due							$39.67

(1)	These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”). Each ADS represents six ordinary shares with a nominal value of CHF 0.01 per share of Addex Therapeutics Ltd (“Ordinary Shares”) that are issuable under the Stock Option and Incentive Plan Regulation 2023 (the “Plan”). ADSs issuable upon deposit of the ordinary shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-235561).
(2)	This registration statement covers an additional 3,000,000 Ordinary Shares that are issuable under the Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares which may become issuable by reason of any share split, share dividend, recapitalization, or any other similar transaction effected without consideration which results in an increase in the number of the outstanding Ordinary Shares.
(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares on SIX on June 2, 2023 of $0.12 per Ordinary Share, using an exchange rate between the Swiss Franc and the U.S dollar of $0.9090 per CHF 1.0 as of June 2, 2023. This calculation is in accordance with Rules 457(c) and 457(h) of the Securities Act.

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